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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-33830) and related Prospectus of The Hain Food Group, Inc. and Subsidiaries for the registration of shares of its common stock and to the incorporation by reference therein of our report dated September 8, 1999 (except Note 15, as to which the date is September 27, 1999) with respect to the consolidated financial statements and schedule of The Hain Food Group, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.


By: /s/ ERNST & YOUNG LLP
   ----------------------------------
   ERNST & YOUNG LLP


Melville, N.Y.
April 20, 2000